Pricing Supplement No.             c04-0305
          Pricing Supplement Dated:          March  5, 2004
          Rule 424(b)(3)
          File No.                           333-106272

          (To Prospectus Supplement Dated September 22, 2003
          and Prospectus Dated June 30, 2003)

          $5,000,000,000
          Citigroup Global Markets Holdings Inc.
          Retail Medium-Term Notes, Series C
          Due Nine Months or More From Date of Issue

          Trade Date:                        March  5, 2004
          Issue Date:                        March 12, 2004
          Settlement Date:                   March 12, 2004
          Following Business Day Convention

          Form of Note:                      Global/Book-Entry Only
          Calculation Agent:                 Citibank
          Minimum Denominations/Increments:  $1,000

          Purchasing Agent: Citigroup, acting as principal

          --------------------------------------------------------------

          CUSIP:                             17307XAJ0
          Aggregate Principal Amount:        USD 7,754,000.00
          Price to Public:                   100%
          Concession:                        0.6000%
          Net Proceeds to Issuer:            USD 7,707,476.00
          Interest Rate (per annum):         2.4000%
          Coupon Type:                       FIXED
          Interest Payment Frequency:        Monthly
          First Interest Payment Date:       April 15, 2004
          Maturity Date:                     March 15, 2007
          Product Ranking:                   Senior Unsecured
          Survivor's Option:                 Yes

          Redemption Information:            Not Callable








          --------------------------------------------------------------

          CUSIP:                             17307XBK6
          Aggregate Principal Amount:        USD 1,879,000.00
          Price to Public:                   100%
          Concession:                        1.5000%
          Net Proceeds to Issuer:            USD 1,850,815.00
          Interest Rate (per annum):         4.6000%
          Coupon Type:                       FIXED
          Interest Payment Frequency:        Quarterly
          First Interest Payment Date:       June 15, 2004
          Maturity Date:                     March 15, 2014
          Product Ranking:                   Senior Unsecured
          Survivor's Option:                 Yes

          Redemption Information:            Subject to redemption
          at the option of Citigroup Global Markets Holdings Inc., in whole or in part, on Interest Payment Dates, beginning March 15, 2006, at a redemption price equal to 100% of the principal amount of the note plus accrued interest thereon, if any, upon prior notice to DTC's nominee as holder of the note, and to the Trustee, as described in the Prospectus Supplement.

          --------------------------------------------------------------

          CUSIP:                             17307XCH2
          Aggregate Principal Amount:        USD 4,140,000.00
          Price to Public:                   100%
          Concession:                        2.0000%
          Net Proceeds to Issuer:            USD 4,057,200.00
          Interest Rate (per annum):         5.1000%
          Coupon Type:                       FIXED
          Interest Payment Frequency:        Monthly
          First Interest Payment Date:       April 15, 2004
          Maturity Date:                     March 15, 2019
          Product Ranking:                   Senior Unsecured
          Survivor's Option:                 Yes

          Redemption Information:            Subject to redemption
          at the option of Citigroup Global Markets Holdings Inc., in whole or in part, on Interest Payment Dates, beginning March 15, 2007, at a redemption price equal to 100% of the principal amount of the note plus accrued interest thereon, if any, upon prior notice to DTC's nominee as holder of the note, and to the Trustee, as described in the Prospectus Supplement.

          --------------------------------------------------------------

          CUSIP:                             17307XCL3
          Aggregate Principal Amount:        USD 3,257,000.00
          Price to Public:                   100%
          Concession:                        2.5000%
          Net Proceeds to Issuer:            USD 3,175,575.00
          Interest Rate (per annum):         5.0000%
          Coupon Type:                       STEP-UP
          Interest Payment Frequency:        Semiannual
          First Interest Payment Date:       September 15, 2004
          Maturity Date:                     March 15, 2024
          Product Ranking:                   Senior Unsecured
          Survivor's Option:                 Yes

          Redemption Information:            Subject to redemption
          at the option of Citigroup Global Markets Holdings Inc., in whole or in part, on Interest Payment Dates, beginning March 15, 2008, at a redemption price equal to 100% of the principal amount of the note plus accrued interest thereon, if any, upon prior notice to DTC's nominee as holder of the note, and to the Trustee, as described in the Prospectus Supplement.

          Other Info
          Initial coupon: 5.00%; Step-ups: 5.25% on 03/15/2009;
          5.75% on 03/15/2014; 6.50% on 03/15/2019